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                                                                   EXHIBIT 10.17

AIRCRAFT PURCHASE AND SALE AGREEMENT

This purchase agreement made on this, 18(th) day of December 1996

BETWEEN: Pacific Research & Engineering (the "Buyer") and VisionAire Corporation (the "Seller").

In consideration of the mutual covenants herein contained, Buyer and Seller agree to the provisions of this Aircraft Purchase and Sale Agreement (the "Agreement") as follows:

Purchase Price. Payment and Delivery

Seller shall sell and deliver to Buyer, and Buyer shall take delivery of and pay for one VISIONAIRE VANTAGE, Serial Number 69 (the "Aircraft"), as described in the Airplane Specifications dated September, 1995 attached hereto and made a part of this Agreement by reference. The price of the Aircraft shall be One Million Six Hundred Thousand U.S. Dollars ($1,600,000.00) payable to Seller as follows:

Initial Deposit at execution of Agreement                                           $      10,000.00

Additional Deposit due upon Proof-of-Concept aircraft first flight                  $      50,000.00

Additional Deposit due 12 months prior to Preliminary

    Delivery Date of Aircraft                                                       $     100,000.00

Additional Deposit due 6 months prior to Scheduled Delivery Date of Aircraft        $     160,000.00

Balance due at time of delivery                                                     $   1,280,000.00

THE UNDERSIGNED BUYER HAS READ THE TERMS AND PROVISIONS SET OUT ON THE REVERSE SIDE HEREOF AND AGREES THAT SUCH TERMS AND PROVISIONS ARE INCLUDED IN AND ARE PART OF THIS AGREEMENT ALL AS IF FULLY SET FORTH ON THE FACE HEREOF.

Accepted By:
Buyer:    Pacific Research & Engineering Corporation
By:       Jack Williams

Seller:   VisionAire Corporation
By:       Jorge C. Puree



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Article 1 DEPOSITS AND PAYMENTS

1.1 The Deposits set forth in the face hereof are to be drawn to the order of "Magna Trust Company, Escrow Agent for VisionAire Corporation". Buyer's funds will be deposited in an interest bearing escrow account until Seller notifies the Escrow Agent, with a copy to Buyer, that the Aircraft meets the GUARANTEED PERFORMANCE PARAMETERS and is ready for delivery, at which time all deposits in escrow together with all earnings on the escrow account, will be released to Seller.

1.2 Except as set forth in Articles 2.2, 3.2 and 5.1, in the event that (i) this Agreement is terminated by Buyer for any cause whatsoever, (ii) following 21 days written notice to Buyer providing Buyer an opportunity to cure, Buyer fails to pay the deposits and balance on the Aircraft and other charges under this Agreement when due, or (iii) Buyer fails or refuses to take delivery of the Aircraft within 21 days after Seller has tendered the Aircraft for delivery and such failure or refusal is not due to any defect, discrepancy or non-conformity, Seller shall retain $60,000 plus all interest earned on the Escrow Fund (or the balance of the Escrow Fund, whichever is less) as liquidated damages for default, not as forfeiture or penalty; whereupon this Agreement shall be terminated and the balance of the Escrow Fund, if any, shall be returned to the Buyer.

1.3 In addition to the purchase price set forth in the face hereof, Buyer agrees to pay for all optional equipment and modifications selected by Buyer, and all taxes, excises, tariffs, and charges assessed upon the manufacture or sale of the Aircraft and required by law to be paid.

1.4 All deposits and payments set forth in the face hereof shall be made in U.S. dollars by wire transfer or by other method acceptable to Seller.

Article 2

SELLER'S OBLIGATIONS

2.1 Seller represents it will obtain a Type Certificate issued in accordance with FAR Part 23 of the Federal Aviation Regulations of the United States Federal Aviation Administration. In addition, (i) Seller shall execute and deliver to Buyer, at time of delivery, an FAA bill of sale and such other instruments of conveyance and ownership as are customary to evidence Buyer's ownership of the Aircraft and the transfer of title thereto to Buyer; and (ii) Seller shall obtain and deliver to Buyer all certificates and instruments, including an FAA Airworthiness Certificate.

2.2 The Aircraft will generally conform to the specifications and shall at least meet the GUARANTEED PERFORMANCE PARAMETERS as described in the Airplane Specifications dated September, 1995. In the event that the Aircraft does not meet the GUARANTEED PERFORMANCE PARAMETERS Buyer may elect to terminate this Agreement and be entitled to the remedies outlined in Article 2.5, whereupon this Agreement shall become null and void.

2.3 Seller shall provide one copy of all technical and service publications, and training for one pilot and one maintenance technician. Pilot training shall be arranged as soon as possible after delivery of the Aircraft and shall be conducted by FlightSafety International or other recognized training provider designated to perform type rating of the Vantage aircraft.

2.4 Changes to Aircraft. Seller may, prior to the Scheduled Delivery Date and without Buyer's consent, substitute the kind, type or source of any material, part, accessory or equipment and make such changes and modifications to the aircraft as it deems appropriate to improve the Aircraft, its maintainability or appearance, or to prevent delays in manufacture or delivery, provided that such change or modification shall not adversely affect the purchase price or the Aircraft Specifications attached hereto as Exhibit A. It is further understood and agreed between Seller and Buyer that the Airplane Specifications are preliminary in form and content except for GUARANTEED PERFORMANCE PARAMETERS and are subject to revision by the Seller upon development of final data for the VISIONAIRE VANTAGE Aircraft, at which time Seller shall provide Buyer a copy of the Final Aircraft Specifications for incorporation herein and to supersede and replace said preliminary Aircraft Specifications.

2.5 Buyer's exclusive remedy and Seller's liability for any failure to perform any part of this Agreement is limited to the return of the Escrow Fund or, in the event the Escrow Fund has been paid to the Seller, return of all deposits made by Buyer.

Article 3 DELIVERY

3.1 The Preliminary Delivery Date for the aircraft is December 31,1999. The Scheduled Delivery Date shall be established by the Seller at least 180 days prior to the delivery of the aircraft and shall be no later than the Preliminary Delivery Date, as adjusted pursuant to Article 3.2. If for any reason Seller should fail to make delivery within one hundred eighty (180) days after December 31, 1999, adjusted if necessary for the delays described in Articles 3.2 and 3.3, Buyer may elect to terminate this Agreement and be entitled to the remedies outlined in Article 2.5, whereupon this Agreement shall become null and void.

3.2 In the event of any delay on the part of the Seller in the performance of its obligations and responsibilities under the provisions of this Agreement, due directly or


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indirectly to acts of God or any fire, flood, earthquake, or be entitled to the liquidated damages outlined in Article ___ other action of the elements, or other catastrophe or accident, war, strikes, insurrection, or any legislation, order, or regulation of any governmental authority, or

3.3 Prior to acceptance of the Aircraft, Buyer may elect to subject the Aircraft to an inspection and flight evaluation. Such flight evaluation shall be performed at Seller's plant location. The flight evaluation shall be conducted by a qualified pilot, type rated for the Aircraft, and shall not exceed two hours duration. The cost of the flight evaluation of the Aircraft shall be borne by the Seller. In the event Buyer's inspection and flight evaluation of the Aircraft reveals any defect, discrepancy or non-conformity, Buyer shall so notify Seller and Seller shall have a reasonable time to correct any such defect, discrepancy or non-conformity, and, if necessary, the Scheduled Delivery Date shall be adjusted accordingly. Acceptance of the Aircraft shall constitute Buyer's agreement that the Aircraft conforms to the specifications, standards and other requirements of this Agreement. Risk of loss or damage shall pass from Seller to Buyer, upon execution by Buyer of receipt acknowledging delivery of the Aircraft.

3.4 Seller will send Buyer written notice of the Scheduled Delivery Date. Place of delivery shall be VisionAire Corporation plant location, or at such other location mutually acceptable to the parties hereto. The full balance due on the Aircraft and all other charges shall be paid at the time the Aircraft is delivered to Buyer, Buyer has accepted delivery pursuant to Article 3.3, and Seller has met its other obligations set forth in Article 2 (except for pilot and maintenance technician training which is anticipated to occur after delivery of the Aircraft). If Buyer does not accept delivery of the Aircraft according to
Article 3.3, Buyer is deemed in default of a material term and condition of this Agreement and Seller may terminate this Agreement.

Article 4 WARRANTY

4.1 Seller warrants (the Warranty) that the Aircraft shall parts, delay or failure of subcontractors or suppliers for conform to the GUARANTEED PERFORMANCE any reason whatsoever, delay in obtaining any type PARAMETERS defined in the Aircraft Specifications approval or any Airworthiness Certificates by reason of dated September, 1995 and shall be free from defects in any law or governmental order or regulation, requiring material, design and manufacture. Seller's sole obligation any modification in the Aircraft in order to obtain the type and liability under this Warranty is limited to correction, approval, or any other cause whatsoever beyond Seller's by repair, replacement, or rework, of any defects control, Seller shall not be responsible for any such specified above at Seller's repair facility or such other delays, and the time required for the performance of any facility designated by Seller. obligation in this Agreement shall be extended for a period equal to the period during which such cause

4.2 The Warranty period applicable to items produced by occurred, provided, however, if any of the foregoing the Seller or to Seller's detailed specifications (exclusive events result in delays exceeding 180 days in the of exterior finish and cabin furnishings) shall be to the aggregate, Buyer may elect to terminate this Agreement item's first scheduled replacement or overhaul due date and be entitled to the liquidated damages outlined in or for 1,500 flight hours or three years from delivery of Article 2.5. Seller shall exercise good faith, best efforts the Aircraft, whichever occurs first. The warranty period and due diligence to avoid any delays and to promptly applicable to airframe structures (fuselage, empanage, overcome any delays that are unavoidable,

4.3 Seller shall be relieved of any liability with respect to any claim under the Warranty if Buyer fails to promptly notify Seller or provide satisfactory evidence of the claimed defect or if such claim results from any of the following: (a) the Aircraft is not operated or maintained in compliance with applicable provisions of Seller's flight manual, maintenance manual, and servi&e bulletins; (b) the cause of a defect is due to repairs or modifications to the Aircraft made by Buyer or any party not duly authorized by Seller; (c) the Aircraft is subject to misuse, abuse or accident or is not properly stored or protected against the elements when not in use. Buyer shall not be entitled to the benefits of the Warranty if Buyer does not maintain complete records of operations and maintenance of the Aircraft and make such records available to the Seller upon Seller's request.

4.4 The Warranty shall not apply to any engines or engine accessories installed in the Aircraft. Any engine warranty shall be provided directly by the engine manufacturer (Pratt & Whitney of Canada) to Buyer, shall be the sole responsibility of the engine manufacturer and shall be in effect and applicable at time of delivery of the Aircraft. The Warranty shall not apply to any avionics equipment installed in the Aircraft. Any avionics equipment warranty shall be provided directly by the avionics equipment manufacturer to Buyer, and shall be the sole responsibility of the avionics equipment manufacturer.



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4.5. Seller does not warrant, and is hereby relieved of any obligation for, any accessory or equipment incorporated in the Aircraft by anyone other than Seller and not furnished pursuant to this Agreement.

4.6 Upon notice to Seller of title transfer, which notice must be given in writing within 90 days of said transfer, the Warranty shall run to Buyer, and to all persons to whom title of the aircraft may be transferred during the Warranty periods set forth in Article 4.2.

THERE ARE NO EXPRESS OR IMPLIED WARRANTIES BY SELLER WHICH EXTEND BEYOND THE DESCRIPTION ON THE FACE HEREOF. THERE ARE NO WARRANTIES OF MERCHANTABILITY OR OTHERWISE. THE EXTENT OF VISIONAIRE'S LIABILITY UNDER THIS WARRANTY IS LIMITED TO REPAIR, REWORK OR REPLACEMENT OF DEFECTS. SELLER SHALL NOT BE LIABLE FOR ANY CQNSEQUENTIAL, INCIDENTAL, PUNITIVE AND/OR OTHER DAMAGES ARISING OUT OF THE SALE, USE OR OPERATION OF THE AIRCRAFT COVERED BY THIS AGREEMENT.

Article 5 MISCELLANEOUS

5.1 Termination. In the event that Seller has filed a petition in bankruptcy, a petition for the appointment of a receiver, an assignment for the benefit of creditors, admitted insolvency, or the suspension of business on account of insolvency, the Buyer may terminate this Agreement by written notice and shall be entitled to an immediate return of the Escrow Fund, including interest. In the event that Buyer has filed a petition in bankruptcy, a petition for the appointment of a receiver, an assignment for the benefit of creditors, admitted insolvency, or the suspension of business on account of insolvency, the Seller may terminate this Agreement by written notice and shall retain $60,000 plus all interest earned on the Escrow Fund (or the balance of the Escrow Fund, whichever is less) as liquidated damages for default, not as forfeiture or penalty; whereupon this Agreement shall be terminated and any remaining balance in the Escrow Fund shall be paid to the Buyer.

5.2 Agreement. This Agreement and related Escrow Agreement are the only contract controlling the sale and purchase of the Aircraft and contain all agreements between Buyer and Seller, whether oral or written. Buyer hereby acknowledges receipt of a copy of this Agreement. If any of the provisions of this Agreement are for any reason declared by judgment of a court of competent jurisdiction to be unenforceable or ineffective, those provisions shall be deemed severable from the other provisions of this Agreement and the remainder of this Agreement shall remain in full force and effect. This Agreement, including the rights of Buyer hereunder, may be assigned by Buyer upon Buyer providing prior written notification to Seller. This Agreement shall be governed by and~ interpreted in accordance with the laws of the State of Missouri, United States of America.